As filed with the Securities and Exchange Commission on          , 1997
                                       Registration Statement No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                              --------------------

                            MARK IV INDUSTRIES, INC.
             (Exact name of registrant is specified in its charter)

  DELAWARE
(State or other                    3052                         23-1733979
jurisdiction             (Primary Standard                  (I.R.S. Employer
of incorporation or      Industrial Classification       Identification Number)
organization)             Code No.)

                              --------------------
                         501 JOHN JAMES AUDUBON PARKWAY
                                  P.O. BOX 810
                          AMHERST, NEW YORK 14226-0810
                                 (716) 689-4972
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               WILLIAM P. MONTAGUE
                                    PRESIDENT
                            MARK IV INDUSTRIES, INC.
                         501 JOHN JAMES AUDUBON PARKWAY
                                  P.O. BOX 810
                          AMHERST, NEW YORK 14226-0810
                                 (716) 689-4972
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                   COPIES TO:

  DAVID L. FINKELMAN, ESQ.                         GERALD S. LIPPES, ESQ.
STROOCK & STROOCK & LAVAN LLP         LIPPES, SILVERSTEIN, MATHIAS & WEXLER LLP
    180 Maiden Lane                                700 Guaranty Building
New York, New York 10038-4982                       28 Church Street
                                               Buffalo, New York 14202-3950

                              --------------------
          Approximate date of commencement of proposed sale to public:
   As soon as practicable after this Registration Statement becomes effective.
                              --------------------

     If the only securities being registered on this form are being in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                        CALCULATION OF REGISTRATION FEE
===============================================================================
TITLE OF EACH CLASS OF                   PROPOSED      PROPOSED     AMOUNT OF
 SECURITIES TO BE            AMOUNT TO   MAXIMUM       MAXIMUM      REGISTRATION
  REGISTERED                   BE        AGGREGATE     AGGREGATE        FEE
                            REGISTERED   PRICE PER     OFFERING
                                          UNIT (1)     PRICE (1)
-------------------------------------------------------------------------------
71/2% Senior Subordinated  $250,000,000   100%     $250,000,000   $75,757.78
Notes due 2007
===============================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).
                              --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

This Prospectus and the information contained herein are subject to change, completion or amendment without notice. These securities may not be sold nor may an offer to buy be accepted prior to the time the Prospectus is delivered in final form. Under no circumstances shall this Prospectus constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER __, 1997

PRELIMINARY PROSPECTUS

                            MARK IV INDUSTRIES, INC.
                                OFFER TO EXCHANGE
                    7 1/2% SENIOR SUBORDINATED NOTES DUE 2007
      FOR ANY AND ALL OUTSTANDING 7 1/2% SENIOR SUBORDINATED NOTES DUE 2007

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 1997 UNLESS EXTENDED BY MARK IV INDUSTRIES, INC. As more fully described herein under "The Exchange Offer--Expiration Date; Extensions; Amendment," the time the Exchange Offer expires (including extensions, if any, by the Company) is referred to as the "Expiration Date."

         Mark IV Industries, Inc., a Delaware corporation ("Mark IV" or the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $250,000,000 aggregate principal amount of its 7 1/2% Senior Subordinated Notes due 2007 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for $250,000,000 aggregate principal amount of its 7 1/2% Senior Subordinated Notes due 2007 (the "Private Notes" and, collectively with the Exchange Notes, the "Notes") which were sold on August 11, 1997 in a transaction exempt from registration under the Securities Act and is outstanding on the date hereof.

     The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined), which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same obligations as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Private Notes. The Exchange Offer is being made to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Private Notes. See "The Exchange Offer" and "Description of the Exchange Notes."

     The Exchange Notes will bear interest at a rate equal to 7 1/2% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each March 1 and September 1, commencing March 1, 1998. Holders of Exchange Notes will receive interest on March 1, 1998 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from August 11, 1997, the date of initial issuance of the Private Notes, to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

     The Exchange Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness (as defined) of the Company, will be senior in right of payment to, or PARI PASSU in right of payment with, any existing and future Senior Subordinated Indebtedness (as defined) of the Company, and will be effectively subordinated to the indebtedness of the Company's subsidiaries. At June 30, 1997, on a pro forma basis, after giving effect to the Offering and the transactions contemplated thereby, Senior Indebtedness of the Company and its subsidiaries was approximately $110,900,000 and Senior Subordinated Indebtedness of the Company was approximately $755,300,000. The Indenture pursuant to which the Notes will be issued will not restrict the Company or its subsidiaries from incurring additional indebtedness. See "Description of the Exchange Notes--Subordination."

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE
                  CONTRARY IS A CRIMINAL OFFENSE.
                            -----------------------

     The Private Notes were originally issued and sold in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act. Accordingly, the Private Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States or to a U.S. person unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and prospectus delivery requirements of the Securities Act; PROVIDED that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of one year after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Exchange Notes are freely tradeable. However, any broker-dealer who acquired the Private Notes directly from the Company may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

     The Company will not receive any proceeds from, and will bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. See "The Exchange Offer--Resale of the Exchange Notes."

     Prior to the Exchange Offer, there has been no public market for the Notes. The Company has not determined whether the Exchange Notes will be listed on any securities exchange, but the Private Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop the market value of the Exchange Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Exchange Notes, to the extent they are traded, to trade at a significant discount from face value. In addition, any Private Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that the Private Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Private Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Private Notes will continue to be subject to the existing restrictions on transfer thereof. The Company, except under certain limited circumstances, will not have any further obligation to such holders to provide for the registration of the Private Notes under the Securities Act. See "The Exchange Offer--Termination of Certain Rights."

     AS USED HEREIN, THE "INDENTURE" MEANS THE INDENTURE, DATED AS OF AUGUST 11, 1997, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME, BETWEEN THE COMPANY AND MARINE MIDLAND BANK, AS TRUSTEE (THE "DEBENTURE TRUSTEE"), RELATING TO THE PRIVATE NOTES AND THE EXCHANGE NOTES.

     The Company will accept for exchange any and all validly tendered Private Notes not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is not conditioned on any minimum aggregate principal amount of Private Notes being tendered or accepted for exchange; PROVIDED, HOWEVER, Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

                      The date of this Prospectus is , 1997

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE INFORMATION CONTAINED HEREIN IS AS OF THE DATE HEREOF AND SUBJECT TO CHANGE, COMPLETION OR AMENDMENT WITHOUT NOTICE. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AT ANY TIME NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     IN MAKING AN INVESTMENT DECISION REGARDING THE SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE OFFERING IS BEING MADE ON THE BASIS OF THIS PROSPECTUS. ANY DECISION TO EXCHANGE SECURITIES IN THE EXCHANGE OFFER MUST BE BASED ON THE INFORMATION CONTAINED HEREIN.

     The Exchange Notes will be available initially to qualified institutional buyers only in book-entry form. Except as described herein, the Exchange Notes will be represented by a Global Note (as defined) in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Note representing such Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Beneficial interests in such Exchange Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds.

                                TABLE OF CONTENTS

                                                                    PAGE

Available Information.................................................2
Incorporation Of Certain Documents By Reference.......................2
Forward Looking Statements............................................3
Prospectus Summary....................................................4
Use Of Proceeds......................................................10
Capitalization.......................................................10
Selected Financial Data..............................................11
Business ............................................................13
The Exchange Offer...................................................15
Description Of The Exchange Notes....................................23
Description Of Private Notes.........................................30
Certain Federal Income Tax Considerations............................31
Plan Of Distribution.................................................33
Legal Matters........................................................34
Experts  ............................................................34

                              AVAILABLE INFORMATION

     Mark IV Industries, Inc. ("Mark IV" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding Issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are necessarily summaries of the material elements of such contract, agreement or document, and with respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved. Each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1997 as amended by Amendment No. 1 on Form 10K/A dated June 27, 1997;

          (b) the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1997; and

          (c)  the Company's Current Report on Form 8-K dated August 11, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Any such request should be directed to Investor Relations, Mark IV Industries, Inc., 501 John James Audubon Parkway, P.O. Box 810, Amherst, New York 14226-0810. Telephone requests may be directed to (716) 689-4972.

                           FORWARD LOOKING STATEMENTS

     This Prospectus, including certain information incorporated by reference herein, may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements with regard to the Company's expectations as to industry conditions and its financial results, demand for or pricing of its products and other aspects of its business may constitute forward-looking statements. Although the Company makes such statements based on assumptions which it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Accordingly, the Company hereby identifies the following important factors, among others, which could cause its results to differ from any results which might be projected, forecasted or estimated in any such forward-looking statements: (i) general economic and competitive conditions in the markets and countries in which the Company operates, and the risks inherent in international operations and joint ventures; (ii) the Company's ability to continue to control and reduce its costs of production; (iii) the level of consumer demand for new vehicles equipped with the Company's products; (iv) the level of consumer demand for the Company's aftermarket products, which varies based on such factors as the severity of winter weather, the age of automobiles in the Company's markets and the impact of improvements or changes in original equipment products; (v) the effect of changes in the distribution channels for the Company's aftermarket and industrial products; and (vi) the strength of the U.S. dollar against currencies of other countries where the Company operates, as well as cross-currencies between the Company's operations outside of the United States and other countries with whom they transact business. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements. The Company does not intend to update forward-looking statements.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" OR "MARK IV" INCLUDE MARK IV INDUSTRIES, INC. AND ITS SUBSIDIARIES.

                                   THE COMPANY

     Mark IV is a diversified manufacturer of a broad range of proprietary and other power and fluid transfer products and systems which serve primarily automotive and industrial markets. Many of Mark IV's product groups have a significant, and in certain instances the leading, share of their respective markets. Products manufactured by Mark IV principally serve specialized needs in markets in which relatively few manufacturers compete. These products are sold primarily directly, but also through independent distributors, to other manufacturers, commercial users and resellers in the United States and Europe and, to a lesser extent, in Canada, Latin America and the Far East. Mark IV operates 63 manufacturing facilities and 45 distribution and sales locations and employs approximately 15,800 people in 19 countries.

     Mark IV's business strategy is focused on building its worldwide Automotive and Industrial business segments through internal growth and selective strategic acquisitions, and the continuation of cost control and quality improvement programs. The Company's operating strategy emphasizes establishing cooperative programs with customers to engineer, design and develop higher value-added systems in addition to individual products, the introduction of new, more cost effective and durable products, and management for continuous improvement.

     In furtherance of these strategies, over its last five fiscal years, Mark IV has: (i) enhanced its ability to provide a broader range of products to its existing customers through its acquisition of Purolator Products Company, a leading manufacturer of automotive and industrial filtration products and systems in late-fiscal 1995; (ii) established a joint venture in Brazil and is in the process of establishing manufacturing facilities in Argentina and Brazil;
(iii) established distribution centers to serve markets in Latin America and the Pacific Rim, and acquired manufacturing and distribution facilities in Mexico;
(iv) increased its industrial hose and couplings production capacity and strengthened its position in the hose and couplings products market through its acquisition of Imperial Eastman at the beginning of fiscal 1997; (v) emphasized continuous product development, with a significant amount of its current sales arising from the introduction of new products or products which have been redesigned; and (vi) initiated during fiscal 1997 a restructuring of the Company's manufacturing and distribution facilities to make them more focused and cost effective.

     The Company's principal executive office is located at 501 John James Audubon Parkway, P.O. Box 810, Amherst, New York 14226-0810 and its telephone number is (716) 689-4972.

                               THE EXCHANGE OFFER

The Exchange Offer...................... The Company is hereby offering to exchange $1,000 of Exchange Notes for
                                         each $1,000 of Private Notes that are
                                         properly tendered and accepted. The
                                         Company will issue Exchange Notes on or
                                         promptly after the Expiration Date. As
                                         of the date hereof, $250,000,000
                                         aggregate principal amount of Private
                                         Notes are outstanding. See "The
                                         Exchange Offer--Purpose of the Exchange
                                         Offer."

                                         Based on an interpretation by the staff
                                         of the Commission set forth in
                                         no-action letters issued to third
                                         parties, the Company believes that the
                                         Exchange Notes issued pursuant to the
                                         Exchange Offer in exchange for Private
                                         Notes may be offered for resale, resold
                                         and otherwise transferred by a holder
                                         thereof (other than (i) an "affiliate"
                                         of the Company within the meaning of
                                         Rule 405 under the Securities Act, (ii)
                                         a broker-dealer who acquired Private
                                         Notes directly from the Company to
                                         resell pursuant to Rule 144A or any
                                         other available exemption under the
                                         Securities Act or (iii) a broker-dealer
                                         who acquired Private Notes as a result
                                         of market making or other trading
                                         activities), without compliance with
                                         the registration and prospectus
                                         delivery requirements of the Securities
                                         Act; PROVIDED that the holder is
                                         acquiring Exchange Notes in the
                                         ordinary course of its business and is
                                         not participating, and has no
                                         arrangement or understanding with any
                                         person to participate, in the
                                         distribution of the Exchange Notes.
                                         Holders of Private Notes wishing to
                                         accept the Exchange Offer must
                                         represent to the Company, as required
                                         by the Registration Rights Agreement,
                                         that such conditions have been met. The
                                         Company believes that none of the
                                         registered holders of the Private Notes
                                         is an affiliate (as such term is
                                         defined in Rule 405 under the
                                         Securities Act) of the Company. Any
                                         broker-dealer that resells Exchange
                                         Notes that were received by it for its
                                         own account pursuant to the Exchange
                                         Offer and any broker or dealer that
                                         participates in the distribution of
                                         such Exchange Notes may be deemed to be
                                         an "underwriter" within the meaning of
                                         the Securities Act and any profit on
                                         any such resale of Exchange Notes and
                                         any commissions or concessions received
                                         by any such persons may be deemed to be
                                         underwriting compensation under the
                                         Securities Act.

                                         Each broker-dealer that receives
                                         Exchange Notes for its own account in
                                         exchange for Private Notes must
                                         acknowledge that it will deliver a
                                         prospectus in connection with any
                                         resale of such Exchange Notes. The
                                         Letter of Transmittal states that by so
                                         acknowledging and by delivering a
                                         prospectus, a broker-dealer will not be
                                         deemed to admit that it is an
                                         "underwriter" within the meaning of the
                                         Securities Act. This Prospectus, as it
                                         may be amended or supplemented from
                                         time to time, may be used by a
                                         broker-dealer in connection with
                                         resales of Exchange Notes received in
                                         exchange for Private Notes, where such
                                         Private Notes were acquired by such
                                         broker-dealer as a result of
                                         market-making or other trading
                                         activities. The Company has agreed to
                                         make this Prospectus (as it may be
                                         amended or supplemented) available to
                                         any broker-dealer, upon request, for
                                         use in connection with any such resale,
                                         for a period of one year after the
                                         Registration Statement is declared
                                         effective by the Commission or until
                                         such earlier date on which all the
                                         Exchange Notes are freely tradeable.
                                         However, any broker-dealer who acquired
                                         the Private Notes directly from the
                                         Company other than as a result of
                                         market-making activities or ordinary
                                         trading activities may not fulfill its
                                         prospectus delivery requirements with
                                         this Prospectus, but must comply with
                                         the registration and prospectus
                                         delivery requirements of the Securities
                                         Act. See "The Exchange Offer--Resale of
                                         the Exchange Notes."

 Registration Rights Agreement.......... The Private Notes were sold by the
                                         Company on August 11, 1997 to Bear,
                                         Stearns & Co. Inc. (the "Initial
                                         Purchaser") pursuant to a Purchase
                                         Agreement, dated August 6, 1997, by and
                                         between the Company and the Initial
                                         Purchaser (the "Purchase Agreement"),
                                         at a purchase price of $248,677,500.
                                         Pursuant to the Purchase Agreement, the
                                         Company and the Initial Purchaser
                                         entered into a Registration Rights
                                         Agreement, dated as of August 11, 1997
                                         (the "Registration Rights Agreement"),
                                         which grants the holders of the Private
                                         Notes certain exchange and registration
                                         rights. The Exchange Offer is intended
                                         to satisfy such rights, which will
                                         terminate upon the consummation of the
                                         Exchange Offer except under certain
                                         limited circumstances. See "The
                                         Exchange Offer--Termination of Certain
                                         Rights."

                                         Holders of Private Notes who do not
                                         tender their Private Notes in the
                                         Exchange Offer will continue to hold
                                         such Private Notes and will be entitled
                                         to all the rights and limitations
                                         applicable thereto under the Indenture.
                                         All untendered, and tendered but not
                                         unaccepted, Private Notes will continue
                                         to be subject to the restrictions on
                                         transfer provided for in the Private
                                         Notes and the Indenture. To the extent
                                         that Private Notes are tendered and
                                         accepted in the Exchange Offer, the
                                         trading market, if any, for the Private
                                         Notes could be adversely affected.

Expiration Date......................... The Exchange Offer will expire at 5:00
                                         p.m., New York City time, on , 1997,
                                         unless the Exchange Offer is extended
                                         by the Company, in its sole discretion,
                                         in which case the term "Expiration
                                         Date" shall mean the latest date and
                                         time to which the Exchange Offer is
                                         extended. See "The Exchange
                                         Offer--Expiration Date; Extensions;
                                         Amendments."

Accrued Interest on the Exchange
Notes and the Private Notes...........   The Exchange Notes will bear interest
                                         from and including the date of issuance
                                         of the Private Notes (August 11, 1997).
                                         Holders whose Private Notes are
                                         accepted for exchange will be deemed to
                                         have waived the right to receive any
                                         interest accrued on the Private Notes.
                                         See "The Exchange Offer--Interest on
                                         the Exchange Notes."


Conditions to the Exchange Offer.......  The Exchange Offer is subject to certain customary conditions that may
                                         be waived by the Company. The Exchange
                                         Offer is not conditioned upon any
                                         minimum aggregate amount of Private
                                         Notes being tendered for exchange. See
                                         "The Exchange Offer-- Conditions."


Procedures for Tendering Private
Notes................................... Each Holder of Private Notes wishing to accept the Exchange Offer must
                                         complete, sign and date the Letter of
                                         Transmittal, or a facsimile thereof, in
                                         accordance with the instructions
                                         contained herein and therein, and mail
                                         or otherwise deliver such Letter of
                                         Transmittal, or such facsimile,
                                         together with such Private Notes and
                                         any other required documentation to
                                         Marine Midland Bank, as exchange agent
                                         (the "Exchange Agent"), at its address
                                         set forth herein. By executing the
                                         Letter of Transmittal, the holder will
                                         represent to and agree with the Company
                                         that, among other things, (i) the
                                         Exchange Notes to be acquired by such
                                         holder of Private Notes in connection
                                         with the Exchange Offer are being
                                         acquired by such holder in the ordinary
                                         course of its business, (ii) such
                                         holder is not currently participating
                                         and has no arrangement or understanding
                                         with any person to participate in a
                                         distribution of the Exchange Notes,
                                         (iii) if such holder is a broker-dealer
                                         registered under the Exchange Act or is
                                         participating in the Exchange Offer for
                                         the purposes of distributing the
                                         Exchange Notes, such holder will comply
                                         with the registration and prospectus
                                         delivery requirements of the Securities
                                         Act in connection with a secondary
                                         resale transaction of the Exchange
                                         Notes acquired by such person and
                                         cannot rely on the position of the
                                         staff of the Commission set forth in
                                         no-action letters (see "The Exchange
                                         Offer-- Resale of Exchange Notes"),
                                         (iv) such holder understands that a
                                         secondary resale transaction described
                                         in clause (iii) above and any resales
                                         of Exchange Notes obtained by such
                                         holder in exchange for Private Notes
                                         acquired by such holder directly from
                                         the Company should be covered by an
                                         effective registration statement
                                         containing the selling security holder
                                         information required by Item 507 of
                                         Regulation S-K of the Commission and
                                         (v) such holder is not an "affiliate,"
                                         as defined in Rule 405 under the
                                         Securities Act, of the Company. If the
                                         holder is a broker-dealer that will
                                         receive Exchange Notes for its own
                                         account in exchange for Private Notes
                                         that were acquired as a result of
                                         market-making activities or other
                                         trading activities, such holder will be
                                         required to acknowledge in the Letter
                                         of Transmittal that such holder will
                                         deliver a prospectus in connection with
                                         any resale of such Exchange Notes;
                                         however, by so acknowledging and by
                                         delivering a prospectus, such holder
                                         will not be deemed to admit that it is
                                         an "underwriter" within the meaning of
                                         the Securities Act. See "The Exchange
                                         Offer--Procedures for Tendering."

Special Procedures for
  Beneficial Owners..................... Any beneficial owner whose Private
                                         Notes are registered in the name of a
                                         broker, commercial bank, trust company
                                         or other nominee and who wishes to
                                         tender such Private Notes in the
                                         Exchange Offer should contact such
                                         registered holder promptly and instruct
                                         such registered holder to tender on
                                         such beneficial owner's behalf. If such
                                         beneficial owner wishes to tender on
                                         such owner's own behalf, such owner
                                         must, prior to completing and executing
                                         the Letter of Transmittal and
                                         delivering such owner's Private Notes,
                                         either make appropriate arrangements to
                                         register ownership of the Private Notes
                                         in such owner's name or obtain a
                                         properly completed bond power from the
                                         registered holder. The transfer of
                                         registered ownership may take
                                         considerable time and may not be able
                                         to be completed prior to the Expiration
                                         Date. See "The Exchange
                                         Offer--Procedures for Tendering."

Guaranteed Delivery
  Procedures............................ Holders of Private Notes who wish to tender their Private Notes and whose
                                         Private Notes are not immediately
                                         available or who cannot deliver their
                                         Private Notes, the Letter of
                                         Transmittal or any other documentation
                                         required by the Letter of Transmittal
                                         to the Exchange Agent prior to the
                                         Expiration Date must tender their
                                         Private Notes according to the
                                         guaranteed delivery procedures set
                                         forth under "The Exchange
                                         Offer--Guaranteed Delivery Procedures."

Acceptance of the Private Notes
 and Delivery  of the Exchange Notes.... Subject to the satisfaction or waiver of the conditions to the Exchange
                                         Offer, the Company will accept for
                                         exchange any and all Private Notes that
                                         are properly tendered in the Exchange
                                         Offer prior to the Expiration Date. The
                                         Exchange Notes issued pursuant to the
                                         Exchange Offer will be delivered on the
                                         earliest practicable date following the
                                         Expiration Date. See "The Exchange
                                         Offer--Terms of the Exchange Offer."

Withdrawal Rights....................... Tenders of Private Notes may be
                                         withdrawn at any time prior to the
                                         Expiration Date. See "The Exchange
                                         Offer--Withdrawal of Tenders."

Certain Federal Income Tax
  Considerations........................ For a discussion of certain material federal income tax considerations
                                         relating to the exchange of the
                                         Exchange Notes for the Private Notes,
                                         see "Certain Federal Income Tax
                                         Considerations."

 Exchange Agent......................... Marine Midland Bank is serving as the
                                         Exchange Agent in connection with the
                                         Exchange Offer.

Use of Proceeds......................... The Company will not receive any cash proceeds from the issuance of the
                                         Exchange Notes offered hereby. See "Use
                                         of Proceeds."


                           TERMS OF THE EXCHANGE NOTES

         The Exchange Offer applies to $250,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof; and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same obligations as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Private Notes. The Exchange Offer is being made to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Private Notes. For further information and for definitions of certain capitalized terms used below, see "The Exchange Offer" and "Description of the Exchange Notes."

Issuer..................................Mark IV Industries, Inc.

Securities Offered......................Exchange Notes

Maturity Date:..........................September 1, 2007.

Interest Rate...........................The Exchange Notes will bear interest at a rate of 7 1/2% per annum.

Interest Payment Dates.................. Interest will accrue on the Exchange
                                         Notes from the date of the initial
                                         issuance of the Private Notes (August
                                         11, 1997) and will be payable
                                         semi-annually on each March 1 and
                                         September 1 of each year, commencing
                                         March 1, 1998.

Record Dates............................February 15 and August 15.

Subordination...........................The Exchange Notes will be unsecured obligations of the Company,
                                        will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company, will be senior in right of payment to, or rank PARI PASSU in right of payment with, any existing and future Senior Subordinated Indebtedness of the Company, and will be effectively subordinated to the indebtedness of the Company's subsidiaries. At June 30, 1997, on a pro forma basis, after giving effect to the Offering and the transactions contemplated thereby,
                                        Senior Indebtedness of the Company and
                                        its subsidiaries was approximately
                                        $110,900,000 and Senior Subordinated
                                        Indebtedness of the Company was
                                        approximately $755,300,000. The
                                        Indenture pursuant to which the Notes
                                        will be issued does not restrict the
                                        Company and its subsidiaries from
                                        incurring additional indebtedness. See
                                        "Description of the Exchange
                                        Notes--Subordination."

Absence of Market for the
  Exchange Notes........................ There is currently no market for the
                                         Exchange Notes. Although the Initial
                                         Purchaser has informed the Company that
                                         it currently intends to make a market
                                         in the Exchange Notes, the Initial
                                         Purchaser is not obligated to do so,
                                         and any such market making may be
                                         discontinued at any time without
                                         notice. Accordingly, there can be no
                                         assurance as to the development or
                                         liquidity of any market for the
                                         Exchange Notes. See "Plan of
                                         Distribution."

                                 USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. The Private Notes surrendered in exchange for the Exchange Notes will be retired and canceled.

     The net proceeds to the Company from the offering of the Private Notes (after giving effect to the Initial Purchaser's discount and payment of the expenses of the Offering) were approximately $245,977,500. A portion of the proceeds from the sale of Private Notes was used to repay approximately $140,000,000 of Senior Indebtedness outstanding at June 30, 1997 under the Company's Credit Agreement and domestic notes payable. The balance of the proceeds was added to working capital and will be used for general corporate purposes.

     The Company's Credit Agreement, which expires on March 8, 2001, provides for a revolving credit facility with borrowing availability of $400,000,000 under a domestic facility and $100,000,000 under a multi-currency facility. At June 30, 1997, the weighted average interest rate on such borrowings was 6.5% per annum. Amounts repaid under the Credit Agreement from the net proceeds of the Offering may be reborrowed by the Company thereunder.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company at June 30, 1997 and as adjusted to give effect to the sale of the Private Notes and the application of a portion of the net proceeds to repay amounts outstanding under the Company's Credit Agreement and domestic notes payable. See "Use of Proceeds."

                                                                                               June 30, 1997
                                                                                                         As
                                                                                         Actual        Adjusted
                                                                                           (Dollars in Thousands)
Short-term debt:
     Notes payable(1)               .                                                  $116,200        $86,200
     Current maturities of long-term debt.......................................          4,100          4,100
                                                                                     -----------     ------------
         Total short-term debt..................................................       $120,300        $90,300
                                                                                     ===========     ============
Long-term debt, excluding current maturities:
     Senior debt:
         Credit Agreement.......................................................       $110,000          $--
         Other..................................................................         20,600         20,600

                                                                                    -----------     ------------
         Total senior debt......................................................        130,600         20,600
     Subordinated debt:
         83/4% Senior Subordinated Notes due April 1, 2003......................        258,000        258,000
         73/4% Senior Subordinated Notes due April 1, 2006......................        248,600        248,600
         71/2% Senior Subordinated Notes due September 1, 2007..................          --           248,700
                                                                                     -----------     ------------
         Total subordinated debt................................................        506,600        755,300
                                                                                     -----------     ------------
         Total long-term debt...................................................       637,200         775,900
Stockholders' equity(2).........................................................       725,300         725,300
                                                                                     -----------    ------------
         Total capitalization...................................................    $1,362,500      $1,501,200
                                                                                    ===========     ============

-----------------

(1) Includes approximately $30,000,000 of domestic and $86,200,000 of foreign notes payable.
(2) Stockholders' equity is calculated as of May 31, 1997.

                             SELECTED FINANCIAL DATA


     The following tables set forth selected consolidated financial information of the Company for each of the five fiscal years in the period ended February 28, 1997 and for the three-month periods ended May 31, 1996 and 1997. Information for the three-month periods ended May 31, 1996 and 1997 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. The results of operations for the three-month period ended May 31, 1997 are not necessarily indicative of the results to be expected for the full year. These tables should be read in conjunction with the Company's Consolidated Financial Statements incorporated by reference herein.

                                                                                                            Three-Months
                                                      FISCAL YEARS ENDED THE LAST DAY                          Ended
                                                                OF FEBRUARY,                                  May 31,
                                        ------------------------------------------------------------  ------------------------

                                            1993(1)      1994(1)     1995(1)     1996(1)       1997       1996(1)      1997

                                                                  (DOLLARS IN THOUSANDS)

 Income Statement Data:
 Net sales from continuing operations....  $806,700    $958,900    $1,306,400  $1,779,200   $2,076,000  $540,900    $560,100
                                            ========   =========    =========   =========   ==========  =========   =========
 Operating income(2).....................   $86,700    $104,100      $135,500    $188,300     $223,200   $59,700     $63,600
 Restructuring charge...................      --          --            --          --         112,500      --          --
 Interest Expense.......................     44,400      43,100        46,300      52,600       59,000    14,900      14,300
                                            --------   --------     ---------   ---------   ----------   --------    ---------
 Income from continuing operations
 before provision for taxes.............    $42,300     $61,000     $89,200     $135,700     $51,700     $44,800     $49,300
                                            ========    =========   =========   =========    ========    =========   =========
 Income from continuing operations (3):
   Before restructuring charge..........    $26,700     $38,200     $55,000      $82,800    $100,200     $27,300     $30,100
 Restructuring charge:..................       --          --          --          --        (67,500)      --          --
                                            --------    --------    --------     --------   --------     --------    --------
 Total continuing.......................     26,700      38,200      55,000       82,800      32,700      27,300      30,100
                                            --------    --------    --------     -------    ---------    --------    --------
 Income from discontinued operations(3):
 From operations........................     16,000      12,900      12,900        9,600       5,900       1,200        --
 Gain on divestiture....................       --          --          --          --         17,500        --          --
                                            --------    --------    --------     -------    ---------     -------    --------
 Total discontinued.....................     16,000      12,900      12,900        9,600      23,400      12,000        --
                                            --------    --------    --------     -------    ---------     -------    --------
 Extraordinary loss from early
   extinguishment of debt (3)...........     (3,700)    (21,700)     (1,100)        --         --           --           --
 Cumulative effect of accounting change(3).    --       (26,000)        --          --         --           --           --
                                            --------    ---------   ---------   ---------    --------    ---------   ---------
 Net income.............................    $39,000      $3,400     $66,800      $92,400      $56,100     $28,500     $30,100
                                            ========    =========   =========   =========    ========    =========   =========

 OTHER FINANCIAL DATA:
 EBITDA(4)(5)...........................   $112,000    $139,000    $179,800     $247,500     $292,200     $76,600     $82,100
 Ratio of EBITDA to interest expense....     2.52x        3.23x       3.88x       4.71x       4.95x        5.14x       5.74x
 Ratio of earnings to fixed charges(6)...    1.86x        2.30x       2.75x       3.34x       3.48x        3.76x       4.09x

                                                          AS OF LAST DAY OF FEBRUARY,                    May 31,
                                          -----------------------------------------------------------  ---------


                                            1993         1994        1995        1996          1997       1997

                                                                  (DOLLARS IN THOUSANDS)
 Balance Sheet Data:
 Working capital........................   $275,400    $312,800    $379,700      $404,900     $364,600    $ 430,300

 Total assets...........................  1,124,800   1,282,300   1,846,400     2,013,100    1,974,600    2,039,000

 Long-term debt, excluding current          497,100     567,200     610,700       642,500      528,500      627,900
    maturities..........................
 Stockholders' equity...................    345,600     345,400     635,500       725,500      758,400     725,300

                                                                        (FOOTNOTES ON FOLLOWING PAGE)

(1) Income Statement amounts have been restated to reflect discontinued operations.
(2) Represents income from continuing operations before the restructuring charge, interest expense and taxes.
(3)  Net of related tax effects.
(4) "EBITDA" is defined as income from continuing operations before interest expense, taxes and depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of funds available to service debt, although it is not a U.S. generally accepted accounting principles ("GAAP") based measure of liquidity or financial performance. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income and cash flows as determined under GAAP.
(5)  Excluding the restructuring charge in fiscal 1997.
(6) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of income from continuing operations before income taxes and the restructuring charge, plus fixed charges and (ii) fixed charges consist of interest expense incurred, capitalized interest, amortization of debt expense and 15% of rental payments under operating leases (an amount estimated by management to be the interest component of such rentals). If the restructuring charge were included in the ratio determination for fiscal 1997, the actual ratio would be 1.76x.

                                    BUSINESS


     Mark IV is a diversified manufacturer of a broad range of proprietary and other power and fluid transfer products and systems which serve primarily automotive and industrial markets. Many of Mark IV's product groups have a significant, and in certain instances the leading, share of their respective markets. Products manufactured by Mark IV principally serve specialized needs in markets in which relatively few manufacturers compete. These products are sold primarily directly, but also through independent distributors, to other manufacturers, commercial users and resellers in the United States and Europe and, to a lesser extent, in Canada, Latin America and the Far East. Mark IV operates 63 manufacturing facilities and 45 distribution and sales locations and employs approximately 15,800 people in 19 countries.

     The Company classifies its operations into the following two business segments: (i) Mark IV Automotive, which includes the design, manufacture and distribution of (a) fuel, power transmission, and fluid handling systems and components, and (b) filters and filtration systems, for the global automotive aftermarket and OEM (original equipment manufacturers) market; and (ii) Mark IV Industrial, which includes the design, manufacture and distribution of power and fluid management systems and components for industrial OEM and distribution markets worldwide.

     Mark IV's business strategy is focused on building its worldwide Automotive and Industrial business segments through internal growth and selective strategic acquisitions, and the continuation of cost control and quality improvement programs. The Company's operating strategy emphasizes establishing cooperative programs with customers to engineer, design and develop higher value-added systems in addition to individual products, the introduction of new, more cost effective and durable products, and management for continuous improvement.

     In furtherance of these strategies, over its last five fiscal years, Mark IV has: (i) enhanced its ability to provide a broader range of products to its existing customers through its $286.3 million acquisition of Purolator Products Company, a leading manufacturer of automotive and industrial filtration products and systems in late-fiscal 1995; (ii) established a joint venture in Brazil and is in the process of establishing manufacturing facilities in Argentina and Brazil; (iii) established distribution centers to serve markets in Latin America and the Pacific Rim, and acquired manufacturing and distribution facilities in Mexico; (iv) increased its industrial hose and couplings production capacity and strengthened its position in the hose and couplings products market through its $78.0 million acquisition of Imperial Eastman at the beginning of fiscal 1997;
(v) emphasized continuous product development, with a significant amount of its current sales arising from the introduction of new products or products which have been redesigned; and (vi) initiated during fiscal 1997 a restructuring of the Company's manufacturing and distribution facilities to make them more focused and cost effective.


RECENT DEVELOPMENTS

     As part of the Company's strategy to become more focused within its Industrial business segment, the Company sold its Professional Audio, Vapor Corporation, Interstate Highway Sign, and Eagle Signal businesses and certain other non-operating assets during fiscal 1997. Shortly after the end of the fiscal year, the Company also sold its Gulton Data Systems and LFE Industrial Systems businesses. The total of all of these divestitures generated gross proceeds of approximately $313 million.

     During fiscal 1997, the Company also initiated a restructuring of its manufacturing and distribution facilities, which is expected to improve customer service, reduce costs and dedicate its facilities to either the Automotive or Industrial business segments. The restructuring resulted in a pre-tax charge against earnings of $112.5 million, with $51.8 million related to cash expenditures required to be made primarily over a two-year period. The remaining $60.7 million non-cash portion of the charge represents primarily asset write-offs and pension benefits to be paid out of the Company's pension fund. The Company believes that the restructuring will result in an annual pre-tax cost savings of between $40.0 million and $45.0 million, with some benefit beginning in the second half of the current fiscal year.

     In March 1997, the Company announced its intention to acquire up to 7.3 million shares of its outstanding Common Stock. It is expected that such shares would be purchased in the open-market, or through privately negotiated transactions, at prices which the Company considers to be attractive. Through July 31, 1997, the Company acquired approximately 2.7 million of such shares, at an average cost of $23.71 per share, or a total cost of approximately $63.7 million.

     The Company is a Delaware corporation formed in December, 1970 with its principal executive offices located at 501 John James Audubon Parkway, P.O. Box 810, Amherst, New York 14236-0810. Its telephone number is (716) 689-4972.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on August 11, 1997 (the "Issue Date") to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) to institutional "accredited investors" within the meaning of subparagraph (a)(1), (2) (3) or (7) of Rule 501 under the Securities Act. As a condition to the sale of the Private Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement on August 11, 1997. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 45 days after the Issue Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the Issue Date and (iii) use its best efforts to consummate the Exchange Offer within 150 days after the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchased such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of one year after the Registration Statement is declared effective or until such earlier date on which the Exchange Notes are freely tradable. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer except under certain limited circumstances. See "--Termination of Certain Rights." The Exchange Notes will evidence the same obligations as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of securities under the Indenture.

     As of the date of this Prospectus, $250,000,000 in aggregate principal amount of the Private Notes are outstanding, $____________ of which is registered in the name of Cede & Co., as nominee for DTC, [and $ of which is registered in the name of Bear, Stearns & Co. Inc.] Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

     Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on , 1997 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement, which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely press release to an appropriate news agency.

     The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate equal to 7 1/2% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each March 1 and September 1, commencing March 1, 1998. Holders of Exchange Notes will receive interest on March 1, 1998 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from August 11, 1997, the date of initial issuance of the Private Notes, to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes or bond powers are signed by Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its reasonable discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes, acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a copy of this Prospectus (as it may be supplemented or amended) in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

 RETURN OF PRIVATE NOTES

     If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing DTC to transfer such Private Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

                  (a)  The tender is made through an Eligible Institution;

                  (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

                  (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date. Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

     If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of Exchange Notes by broker-dealers for a period of up to one year from the date the Registration Statement is declared effective or until such earlier date on which the Exchange Notes are freely tradeable and to provide copies of the latest version of the Prospectus to such broker-dealers upon their request during such period and (iv) to file a shelf registration statement as required by the Registration Rights Agreement if any holder of transfer-restricted Notes notifies the Company within 20 business days of the consummation of the Exchange Offer that (A) such holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or (B) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that this Prospectus is not appropriate or available for such resales by such holder, or (C) that such holder is a broker-dealer and holds Private Notes acquired directly from the Company or one of its affiliate (see "--Additional Interest").

ADDITIONAL INTEREST

     The Registration Rights Agreement provides that (i) the Company will use its best efforts file the Registration Statement with the Commission on or prior to 45 days after the Closing Date, (ii) the Company will use its best efforts to have the Registration Statement declared effective by the Commission on or prior to 120 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will use its best efforts to consummate the exchange offer within 150 days after the Issue Date and (iv) if obligated to file a shelf registration statement pursuant to the terms of the Registration Rights Agreement (the "Shelf Registration Statement" and, collectively with the Registration Statement, the "Registration Statements"), the Company will use its best efforts to file such Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Company fails to file the Exchange Offer Registration Statement or the Shelf Registration Statement on or prior to the 45th Calendar day after the Issue Date then commencing on the day following such required filing date, additional interest shall accrue on the principal amount of the Private Notes at a rate of 0.50% per annum, (b) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to the 75th calendar day after the applicable required filing date or, notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 75th Calendar day after the date such Shelf Registration Statement was required to be filed, then, commencing on the 76th Calendar day after the applicable required filing date, additional interest shall accrue on the principal amount of the Private Notes at a rate of 0.50% per annum or (c) the Company fails to exchange Exchange Notes for all Private Notes on or prior to the 150th Calendar day after the Issue Date or, if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date, then commencing the 151st Calendar day after such issue date or such date that the Shelf Registration ceases to be effective additional interest shall accrue on the principal amount of the Private Notes at a rate of 0.50% per annum. The additional interest rate on the Private Notes may not exceed in the aggregate 0.50% per annum. Any amounts of additional interest due pursuant to clause (a), (b) or (c) above will be payable in cash on March 1 and September 1 of each year to the holders of record on the preceding February 15 or August 15, respectively. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

     Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Private Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above.

FEES AND EXPENSES

     The expenses incident to the Company's compliance with its obligations under the Registration Rights Agreement will be borne by the Company. The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $200,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

 CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

EXCHANGE AGENT

     Marine Midland Bank has been appointed Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

                        BY REGISTERED OR CERTIFIED MAIL:

                               Marine Midland Bank
                                  140 Broadway
                            New York, New York 10005
                                      Attn:
                              Operations Department

                      CONFIRM BY TELEPHONE: (212) 658-5931
                         CONFIRM BY FAX: (212) 658-2292

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

                        DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     The Exchange Notes will be issued pursuant to an indenture (the "Indenture") dated as of August 11, 1997 between the Company and Marine Midland Bank, as trustee (the "Trustee") in a private transaction that is not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act") as in effect on the date of the Indenture. The Exchange Notes are subject to all such terms and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture, including the definitions therein of certain terms used below. A copy of the form of Indenture and Registration Rights Agreement is available as set forth under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its subsidiaries and references to the "Notes" include the Private Notes and Exchange Notes.

     The Exchange Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company, will be senior in right of payment to, or PARI PASSU in right of payment with, any existing and future Senior Subordinated Indebtedness of the Company, and will be effectively subordinated to the indebtedness of the Company's subsidiaries. See "--Subordination."

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes are limited in aggregate principal amount to $250,000,000 and will mature on September 1, 2007. Interest on the Notes will accrue at the rate of 7 1/2% per annum and will be payable semi-annually on each March 1 and September 1 commencing on March 1, 1998, to holders of record of the Notes ("Holders") on the immediately preceding February 15 and August 15, whether or not a business day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, and interest on, the Notes will be payable at the office or agency of the Company maintained for such purpose within or without the City and State of New York or, at the option of the Company, payment of interest and principal may be made by check mailed to the Holders at their respective addresses set forth in the register of the Holders; PROVIDED that all payments with respect to Global Notes and Certificated Securities held by Holders who have given wire transfer instructions to the Company will be required to be made by wire transfer of same day funds to the accounts specified by the Holders thereof. Unless otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

CERTAIN COVENANTS

     MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company, without the consent of the Holders of Notes then outstanding, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that (1) any successor Person assumes by supplemental indenture the Company's obligations on the Notes and under the Indenture, (2) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing under the Indenture and (3) the Company shall have delivered an officer's certificate and an opinion of counsel, each stating that such transaction or supplemental indenture, complies with the Indenture.

     ANTI-LAYERING

     The Indenture provides that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes, including having a stated maturity earlier than the Notes.

EVENTS OF DEFAULT AND REMEDIES

     The following events are defined in the Indenture as "Events of Default" with respect to the Notes: (1) failure to pay any interest on any Note when due and payable, continued for 30 days; (2) failure to pay principal of any Note at its maturity; (3) failure to perform any other covenant of the Company in the Indenture, continued for 60 days after written notice as provided in the Indenture; (4) default under any indenture or instrument (other than the Indenture or any Note) under which the Company shall have outstanding or shall have guaranteed the payment of at least $25.0 million aggregate principal amount of indebtedness for money borrowed which default (a) is caused by failure to pay the principal of, or interest on, such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default or
(b) results in acceleration of such indebtedness prior to its express maturity and such acceleration has not been annulled within ten days after written notice as provided in the Indenture; and (5) certain events in bankruptcy, insolvency or reorganization involving the Company.

     If an Event of Default occurs and is continuing, then either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by notice as provided in the Indenture may declare the principal amount of all of the Notes to be due and payable immediately. Subject to the subordination provisions described below, at any time after a declaration of acceleration with respect to Notes has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes.

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

     If the Company irrevocably deposits, or causes to be deposited with the Trustee or the Paying Agent, at any time prior to the stated maturity of the Notes, as trust funds in trust, money or direct noncallable obligations of or guaranteed by the United States of America in amounts (including interest, but without consideration of any reinvestment of such interest) and maturities sufficient to pay timely and discharge the entire principal of the then outstanding Notes and all interest then due in cash, the Indenture shall cease to be of further effect as to all outstanding Notes (except, among other things, as to (i) remaining rights of registration of transfer and substitution and exchange of the Notes, (ii) rights of holders to receive payment of principal of and interest on the Notes, and (iii) the rights, obligations and immunities of the Trustee).

SUBORDINATION

     The Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company, will be senior in right of payment to, or PARI PASSU in right of payment with, any existing and future Senior Subordinated Indebtedness of the Company, and will be effectively subordinated to the indebtedness of the Company's subsidiaries. At June 30, 1997, on a pro forma basis, after giving effect to the Offering and the transaction thereby, Senior Indebtedness of the Company and its subsidiaries was approximately $110,900,000 and Senior Subordinated Indebtedness of the Company was approximately $755,300,000.

     Upon any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its properties, or any assignment for the benefit of creditors or marshalling of the assets and liabilities or the Company or any distribution to creditors or a liquidation or dissolution of the Company, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or, at the option of such holders, cash equivalents of all obligations with respect to Senior Indebtedness, before the Holders receive any payment of principal or interest on the Notes or receive any distributions to which the Holders would otherwise be entitled.

     Upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived, rescinded or annulled) or otherwise, all principal thereof and interest thereon shall first be paid in full in cash, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of principal, interest, fees or expenses on the Notes.

     The Company may not, directly or indirectly, pay principal or interest on the Notes and may not acquire any Notes for cash or property or make any other distribution with respect to the Notes if (i) a default in the payment of principal or interest on any Senior Indebtedness occurs and is continuing (a "Payment Default") unless and until such default has been cured or waived; or
(ii) a default, other than a Payment Default, on any Senior Indebtedness occurs and is continuing that permits the holders (or the agent) of such Senior Indebtedness to accelerate its maturity (a "Non-Payment Default"), and such default is either the subject of judicial proceedings or the Trustee or the Paying Agent receives a notice of the default from a person who may give it pursuant to the terms of the Indenture at least two business days prior to the relevant payment date; PROVIDED, HOWEVER, that only one such notice relating to the same event of default or any other default existing at the time of such notice under the Senior Indebtedness may be given during any 365-consecutive-day period.

     The Company shall resume payments on the Notes and may acquire them upon the earlier of when (a) the default is cured or waived, or (b) in the case of a default referred to in clause (ii) in the immediately preceding paragraph, the 179th day after receipt of the notice referred to therein if the default is not the subject of judicial proceedings.

     A Payment Default or Non-Payment Default with respect to the Senior Indebtedness does not suspend the rights of the Trustee or the Holders to take any action to accelerate the maturity of the Notes; PROVIDED, HOWEVER, that all Senior Indebtedness then or thereafter due shall be paid first. In addition, any acceleration of the maturity of the Notes as a result of the failure by the Company to make any payment of principal or interest on the Notes as a result of the foregoing subordination provisions shall be automatically rescinded if (i) all defaults on Senior Indebtedness are permanently cured or waived and (ii) the payment or payments, the omission of which gave rise to the Event of Default, is or are made within 179 days after the Trustee received notice of the default or defaults on Senior Indebtedness and at the time of such recision no other Default or Event of Default shall have occurred and be continuing. See "Events of Default and Remedies."

     As a result of the subordination provisions described above, in the event of insolvency of the Company, funds that would otherwise be payable to Holders will be paid or turned over to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to make all payments due under the Notes. Additionally, in such event, Holders may recover less ratably than general creditors of the Company or the general creditors of the Company's subsidiaries to whom the Notes are structurally subordinated.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The registered holder of a Note will be treated as the owner of it for all purposes.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Note affected thereby, change the fixed maturity of the principal of, or any installment of principal of or interest on any Note, reduce the principal amount of, or interest on, any Note, change the place of payment where or coin or currency in which the principal of, or interest on, any Notes is payable, impair the right to institute suit for the enforcement of any payment on or with respect to any Note, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holders of the Notes or any change to any other section of the Indenture that adversely affects the rights of any holder of the Notes under the subordination provisions of the Indenture, reduce the percentage in principal amount of outstanding Notes, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify any of the above provisions.

     The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all Notes, waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all Notes, waive any past default under the Indenture, except a default (1) in the payment of principal of, or interest on, any Note, or (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Note.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, or apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes, unless they shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Notes will be issued in fully registered form, without coupons. Except as described below, the Notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, as depositary (the "Depositary"), and registered in the name of Cede & Co., as DTC's nominee, in the form of one or more global Note certificates (the "Global Note").

     GLOBAL NOTES. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holders of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein).

     Payments on Global Notes will be made to DTC, or its nominee, as the registered owner thereof. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC, or its nominee, upon receipt of any payment in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants (defined below) and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

     The Company believes that it is the policy of DTC that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange) only at the direction of one or more participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Commission.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

     In case any Note shall become mutilated, defaced, destroyed, lost or stolen, the Company will execute and, upon the Company's request, the Trustee will authenticate and deliver a new Note, of like tenor and equal principal amount in exchange and substitution for such Note (upon surrender and cancellation thereof) or in lieu of an substitution for such Note. In case such
Note is destroyed, lost or stolen, the applicant for a substituted Note shall furnish to the Company and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such Note, the applicant shall also furnish to the Company or the Trustee satisfactory evidence of the destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substituted Note, the Company may require the payment by the registered holder thereof of a sum sufficient to cover fees and expenses connected therewith.

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal and interest) be made in immediately available same day funds. With respect to Certificated Securities, however, the Company will make all payments of principal and interest by mailing a check to each Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled by clearing-house or next-day funds. In contrast, the Notes represented by the Global Note are expected to be eligible to trade in the PORTAL Market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Credit Agreement" means the Amended and Restated Credit and Guarantee Agreement, dated as of March 8, 1996, as amended from time to time, by and among the Company and Dayco PTI S.p.A., as Borrowers, and certain other subsidiaries of the Company, as Guarantors, The Chase Manhattan Bank, as Administrator and Bid Agent, Bank of America National Trust and Savings Association, as Documentation Agent, and the banks and other financial institutions that are signatories thereto, and any refinancings or replacements thereof providing for Indebtedness in principal amount of up to $500,000,000, less, in the case of any such refinancings or replacements, the amount of all permanent reductions thereunder.

     "8 3/4% Notes" means the Company's 8 3/4% Senior Subordinated Notes due April 1, 2003 issued pursuant to the Indenture, dated as of March 15, 1993, between the Company and Citibank, N.A., as trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, from time to time.

     "Indebtedness" of any person means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Lease Obligations), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness), and shall also include, to the extent not otherwise included, any Capital Lease Obligations, the maximum fixed repurchase price of any Redeemable Stock, indebtedness secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed, guarantees of items that would be included within this definition to the extent of such guarantees (exclusive of whether such items would appear upon such balance sheet), and net liabilities in respect of Interest Rate Protection Obligations. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any person at any date shall be, without duplication,
(i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give any security interest in and any filing or other agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Redeemable Stock" means any capital stock or other equity interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable before the stated maturity of the Notes), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, prior to the stated maturity of the Notes.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed, unless, in the case of any particular Indebtedness, the instrument under which such Indebtedness is created, incurred, assumed or guaranteed expressly provides that such Indebtedness shall not be senior or superior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of the Company from time to time owed to the lenders under the Credit Agreement, including, without limitation, principal of and interest on, and all fees and expenses payable under the Credit Agreement. Notwithstanding anything to the contrary contained in this Indenture or the Notes, "Senior Indebtedness" shall not include any Indebtedness represented by the 8 3/4% Notes or the 7 3/4% Notes.

     "7 3/4% Notes" means the Company's 7 3/4% Senior Subordinated Notes due April 1, 2006 issued pursuant to the Indenture, dated as of March 11, 1996, between the Company and Fleet National Bank, as trustee.

     "Senior Subordinated Indebtedness" means Indebtedness (i) represented by the 8 3/4% Notes and the 7 3/4% Notes and (ii) any other Indebtedness which is PARI PASSU with the Notes and expressly provides that it is subordinated to Senior Indebtedness.

                          DESCRIPTION OF PRIVATE NOTES

     The terms of the Private Notes are identical in all material respects to the Exchange Notes, except that (i) the Private Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the applicable Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer, except under limited circumstances) and (ii) the Exchange Notes will not provide for payment of Additional Interest thereon. The Private Notes provide that, in the event that the Exchange Offer is not consummated within 150 days after August 11, 1997 or, in certain limited circumstances, in the event of a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Private Notes is not declared effective by September 25, 1997, then Additional Interest will accrue (in addition to the stated interest rate on the Private Notes at the rate of 0.50% per annum on the principal amount of the Private Notes. See "The Exchange Offer--Additional Interest."

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a brief summary of certain U.S. federal income tax consequences associated with the acquisition, ownership and disposition of the Notes applicable to initial purchasers of Notes. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The discussion below does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in the context of their specific investment circumstances (for example, persons holding Notes as a hedge against currency risks or as part of a straddle or conversion transaction) or to certain types of holders subject to special treatment under such laws (for example, financial institutions, tax-exempt organizations and insurance companies). In addition, the discussion does not address any aspect of state, local or foreign taxation and assumes that such purchasers of the Notes will hold them as "capital assets" within the meaning of
Section 1221 of the Code.

     For purposes of this discussion, a "U.S. holder" is an individual who is a citizen or resident of the United States, a corporation (or other entity taxable as a corporation) or partnership created under the laws of the United States or any political subdivision thereof, an estate that is subject to U.S. federal income taxation on its worldwide income regardless of its source, or a trust other than a trust described in Section 7701(a)(31) of the Code.

     HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. HOLDERS

     Interest payable on the Notes will be includable as ordinary income in the income of a U.S. holder as received or accrued, in accordance with such holder's regular method of accounting. Except as provided below under "--Exchange Offer," if a Note is sold or otherwise disposed of, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the disposition (except to the extent attributable to accrued but unpaid interest) and such holder's tax basis in the Note. Such gain or loss will generally be capital gain or loss.

NON-U.S. HOLDERS

     Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a Note by a person other than a U.S. holder generally will not be subject to U.S. federal income tax provided (i) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States, and (ii) in the case of gains derived by an individual, such individual is not in the United States for 183 days or more in the taxable year of the disposition.

     Payments of interest to a person other than a U.S. holder with respect to a Note generally will not be subject to U.S. federal income tax and a withholding tax if (a) the interest is not effectively connected with the conduct by such holder of a trade or business in the United States, (b) either (i) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address on an Internal Revenue Service Form W-8 (or a suitable substitute form) or (ii) a securities clearing organization, bank or other financial organization that holds customers' securities in the ordinary course of business (a "financial institution") and holds the Note certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof, and (c) the person does not actually or constructively own 10% or more of the voting power of all voting stock of the Company and is not a controlled foreign corporation for U.S. tax purposes that is related to the Company through stock ownership.

     Proposed Treasury regulations, which would be effective with respect to payments made after December 31, 1997 if adopted in their current form, would provide alternative certification requirements and means by which a holder of a Note could claim the exemption from U.S. federal income and withholding tax.

EXCHANGE OFFER

     A holder should not recognize any taxable gain or loss on the exchange of the Private Notes for Exchange Notes pursuant to the Exchange Offer. The Exchange Notes should have the same issue price as the Private Notes, and a holder should have the same adjusted tax basis and holding period in the Exchange Notes as the holder had in the Private Notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and prospectus delivery requirements of the Securities Act; PROVIDED that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of one year after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Exchange Notes are freely tradeable. However, any broker-dealer who acquired the Notes directly from the Company may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act.

     The Company will not receive any proceeds from any sale of the Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold for time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of such resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in the distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the one-year period referred to above by the number of days during the period from and including the date of the giving of such notice to and including the date when the broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the Exchange Notes will be passed upon on behalf of the Company by Stroock & Stroock & Lavan LLP, New York, New York, special counsel to the Company.

                                     EXPERTS

     The consolidated balance sheets as of February 28, 1997 and February 29, 1996 and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended February 28, 1997 incorporated by reference into this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article Ninth of the Company's Certificate of Incorporation entitles officers, directors and controlling persons of the Company to indemnification to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.

     Article Ninth of the Company's Certificate of Incorporation provides that no director shall have any personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director
(i) for breach of such director's duty or loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit. The provisions of such article do not limit or eliminate the liability of any director for any act or omission occurring prior to the effective time of such amendment.

     Reference is made to Section 8 of the Registration Rights Agreement included in Exhibit 4.3 hereto which provides certain indemnification rights to the directors and officers of the Company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.       DESCRIPTION

4.1               Indenture between Mark IV and Marine Midland Bank, as
                  trustee, relating to the 7 1/2% Senior Subordinated  Notes, dated August 11, 1997 (incorporated by reference to Exhibit
                  4.1 to the Company's Current Report on  Form 8-K dated
                  August 11, 1997).
4.2               Form of Exchange Note for Mark IV (incorporated by
                  reference to Exhibit 4.1 to the Company's Current  Report
                  on Form 8-K dated August 11, 1997).
4.3*              Registration Rights Agreement between Mark IV Industries,
                  Inc. and Bear, Stearns & Co.  Inc., as initial  purchasers, dated August 11, 1997.
5.1*              Opinion of Stroock & Stroock & Lavan LLP as to the legality of the Exchange Notes to be issued by Mark IV  Industries,
                  Inc.
12.1*             Statement Regarding Computation of Ratios of Earnings
                  to Fixed Charges.
23.1*             Consent of Coopers & Lybrand L.L.P.
23.2*             Consent of Stroock & Stroock & Lavan LLP (included in
                  Exhibit 5.1).
24*               Power of Attorney of certain officers and directors of
                  Mark  IV Industries, Inc. (included on page II-4 of this
                  Registration Statement).
25.1*             Form T-1 Statement of Eligibility of Marine Midland Bank to
                  act as Trustee under the Indenture.
99.1*             Form of Letter of Transmittal.
99.2*             Form of Notice of Guaranteed Delivery.
99.3*             Form of Letter to Nominees.
99.4*             Form of Letter to Clients.
99.5*             Form of Guidelines for Certification of Taxpayer
                  Identification Number on Substitute Form W-9.
-----------------
*  Filed herewith

ITEM 22.  UNDERTAKINGS.

                  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (b) The undersigned Registrant hereby undertakes that:

                           (1) For purposes of determining any liability under
                  the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                           (2) For the purpose of determining any liability
                  under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York, on September 19, 1997.

                                       MARK IV INDUSTRIES, INC.

                                       By /S/ WILLIAM P. MONTAGUE
                                              William P. Montague
                                              President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Sal H. Alfiero, Clement R. Arrison, William P. Montague, Gerald S. Lippes, John J. Byrne and Richard L. Grenolds, and each of them, his true and lawful attorneys-in-fact and agents with full power and substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacity and on the dates indicated.

 SIGNATURE                     Title                                 Date

/S/ SAL H. ALFIERO           Chairman of the Board          September 19, 1997
    Sal H. Alfiero           and Chief  Executive Officer

/S/ WILLIAM P. MONTAGUE      President and Chief            September 19, 1997
    William P. Montague      Operating Officer and
                             Director
/S/ GERALD S. LIPPES         Secretary and Director         September 19, 1997
    Gerald S. Lippes

/S/ JOHN J. BYRNE            Vice President and Chief       September 19, 1997
    John J. Byrne            Financial Officer

/S/ RICHARD L. GRENOLDS      Vice President and Chief       September 19, 1997
    Richard L. Grenolds      Accounting  Officer

/S/ CLEMENT R. ARRISON       Director                       September 19, 1997
    Clement R. Arrison

                            Director                        September __, 1997
    Joseph G. Donohoo

                            Director                        September __, 1997
    Herbert Roth, Jr.

                                                       EXHIBIT INDEX
EXHIBIT NO.       DESCRIPTION

4.1               Indenture between Mark IV and Marine Midland Bank, as
                  trustee, relating to the
                  7 1/2% Senior Subordinated Notes, dated August 11, 1997
                  (incorporated by
                  reference to Exhibit 4.1 to the Company's Current Report on
                  Form 8-K dated
                  August 11, 1997)
4.2               Form of Exchange Note for Mark IV (incorporated by
                  reference to Exhibit 4.1
                  to the Company's Current Report on Form 8-K dated August
                  11, 1997)
4.3*              Registration Rights Agreement between Mark IV Industries,
                  Inc. and
                  Bear, Stearns & Co.  Inc., as initial purchasers, dated
                  August 11, 1997
5.1*              Opinion of Stroock & Stroock & Lavan LLP as to the legality of the
                  Exchange Notes to be issued by Mark IV Industries, Inc.
12.1*             Statement Regarding Computation of Ratios of Earnings to
                  Fixed Charges
23.1*             Consent of Coopers & Lybrand L.L.P.
23.2*             Consent of Stroock & Stroock & Lavan LLP (included in
                  Exhibit 5.1).
24*               Power of Attorney of certain officers and directors of
                  Mark  IV Industries, Inc.
                  (included on page II-4 of this Registration Statement)
25.1*             Form T-1 Statement of Eligibility of Marine Midland Bank to
                  act as Trustee under the Indenture
99.1*             Form of Letter of Transmittal.
99.2*             Form of Notice of Guaranteed Delivery.
99.3*             Form of Letter to Nominees
99.4*             Form of Letter to Clients.
99.5*             Form of Guidelines for Certification of Taxpayer
                  Identification Number on Substitute Form W-9
-----------------
*  Filed herewith